Exhibit 99.3

VTB Holdings, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

VTB Holdings, Inc.

We have audited the accompanying consolidated balance sheets of VTB Holdings, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive (loss) income, convertible preferred stock and of stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VTB Holdings, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ FREED MAXICK CPAs, P.C.

Buffalo, New York

March 28, 2014

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

VTB Holdings, Inc.

Valhalla, New York

We have audited the accompanying consolidated balance sheet of VTB Holdings, Inc. as of December 31, 2011 and the related consolidated statements of income and comprehensive income, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VTB Holdings, Inc. at December 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, New York

November 4, 2013

VTB HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31, 2013	As of December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,509	$5,219
Accounts receivable, net of allowances of $8,980 as of December 31, 2013 and $14,404 December 31, 2012	48,542	65,586
Inventories, net	49,643	40,706
Deferred tax assets	2,214	4,452
Prepaid expenses and other current assets	3,561	1,932
Prepaid income taxes	2,925	1,198

Total Current Assets	113,394	119,093
Property and equipment, net	7,369	5,732
Deferred financing costs, net	1,575	2,128
Deferred tax assets, long-term portion	827	2,266
Intangible assets, net	3,972	4,955
Other assets	170	21

TOTAL ASSETS	$127,307	$134,195

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Revolving line of credit	$39,736	$33,000
Term loan, current portion	14,500	15,000
Accounts payable	44,136	24,190
Accrued liabilities	8,615	12,496
Due to shareholders, current portion	3,125	3,125
Income taxes payable	—	8,106
Other current liabilities	1,097	470

Total Current Liabilities	111,209	96,387
Term loan, long-term portion	—	26,250
Due to shareholders, long-term portion	—	3,125
Series B redeemable preferred stock	13,713	12,703
Income tax payable, long-term portion	1,986	1,933
Deferred tax liabilities	850	1,174
Subordinated note	10,342	—

TOTAL LIABILITIES	138,100	141,572

Commitments and Contingencies (Note 8 and 9)
Series A convertible stock, $0.01 par value - 50,000,000 shares authorized; 48,689,555 shares issued and outstanding as of December 31, 2013, December 31, 2012	24,345	24,345
STOCKHOLDERS’ DEFICIT
Common stock, $0.01 par value - 100,000,000 shares authorized; 35,282,286 shares issued and outstanding as of December 31, 2013 and December 31, 2012	353	353
Additional paid-in capital	(54,371)	(56,934)
Retained earnings	18,775	24,938
Accumulated other comprehensive income (loss)	105	(79)

TOTAL STOCKHOLDERS’ DEFICIT	(35,138)	(31,722)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$127,307	$134,195

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

Net Revenue	$178,470	$207,136	$166,121
Cost of Revenue	128,141	132,795	96,536

Gross Profit	50,329	74,341	69,585

Operating expenses:
Selling and marketing	31,645	22,837	13,009
Product development	4,873	2,099	1,839
General and administrative	8,349	6,153	7,094
Business transaction	3,864	342	9,375

Total operating expenses	48,731	31,431	31,317

Operating income	1,598	42,910	38,268

Other expense (income), net:
Interest expense	6,626	4,738	2,932
Other expense, net	45	7	—
Gain on bargain purchase from acquisition	—	(2,303)	—

Total other expense, net	6,671	2,442	2,932

(Loss) income before provision for income taxes	(5,073)	40,468	35,336
Provision for income taxes	1,090	14,008	13,782

Net (loss) income	$(6,163)	$26,460	$21,554

Net (loss) income attributable to common stockholders:
Basic	$(6,163)	$1,611	$8,855

Diluted	$(6,163)	$1,611	$8,855

Net (loss) income per share attributable to common stockholders:
Basic	$(0.17)	$0.05	$0.26

Diluted	$(0.17)	$0.04	$0.25

Weighted-average shares used to computing net (loss) income per share attributable to common stockholders:
Basic	35,282	35,282	33,952

Diluted	35,282	36,265	34,924

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

Net (loss) income	$(6,163)	$26,460	$21,554

Other comprehensive income (loss), net of tax:
Foreign currency cumulative translation adjustment	184	(79)	—

Other comprehensive income (loss), net of tax	184	(79)	—

Comprehensive (loss) income	$(5,979)	$26,381	$21,554

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND OF STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Accum Other Comp Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2010	48,689,555	$24,345	32,459,434	$325	$(60,912)	$15,947	$—	$(44,640)

Net income	—	—	—	—	—	21,554	—	21,554
Restricted stock grant	—	—	2,822,852	28	(28)	—	—	—
Purchase price adjustment to prior shareholders	—	—	—	—	(728)	—	—	(728)
Stock-based compensation	—	—	—	—	3,749	—	—	3,749

Balance - December 31, 2011	48,689,555	24,345	35,282,286	353	(57,919)	37,501	—	(20,065)

Net income	—	—	—	—	—	26,460	—	26,460
Other comprehensive loss, net of tax	—	—	—	—	—	—	(79)	(79)
Stock-based compensation	—	—	—	—	985	—	—	985
Cash dividends	—	—	—	—	—	(39,023)	—	(39,023)

Balance - December 31, 2012	48,689,555	24,345	35,282,286	353	(56,934)	24,938	(79)	(31,722)

Net loss	—	—	—	—	—	(6,163)	—	(6,163)
Other comprehensive income, net of tax	—	—	—	—	—	—	184	184
Stock-based compensation	—	—	—	—	2,563	—	—	2,563

Balance - December 31, 2013	48,689,555	$24,345	35,282,286	$353	$(54,371)	$18,775	$105	$(35,138)

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(6,163)	$26,460	$21,554
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	4,422	1,858	700
Amortization of intangible assets	923	748	—
Amortization of debt financing costs	1,556	835	207
Stock-based compensation	2,563	985	3,749
Accrued interest on Series B redeemable preferred stock	1,010	(945)	1,011
Paid in kind interest	342	—	—
Gain on bargain purchase from acquisition	—	(2,303)	—
Deferred income taxes	3,353	(1,598)	(1,388)
(Reversal of) provision for sales returns reserve	(1,482)	1,596	2,046
(Reversal of) provision for doubtful accounts	(235)	358	(705)
(Reversal of) provision for obsolete inventory	93	588	219
Loss on disposal of property and equipment	108	47	—
Changes in operating assets and liabilities:
Accounts receivable, net	18,761	(23,461)	(25,724)
Inventories	(9,030)	(857)	(11,530)
Accounts payable	19,946	4,123	14,442
Accrued liabilities	(3,881)	1,081	(2,197)
Due to shareholders	(3,125)	(3,125)	—
Prepaid expenses and other assets	(1,778)	(1,203)	(1,543)
Prepaid and accrued income taxes	(9,780)	(534)	1,558
Other liabilities	687	347	2

Net cash provided by operating activities	18,290	5,000	2,401

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net of disposals	(6,167)	(5,945)	(1,634)
Acquisition of business, net of cash acquired	—	(5,335)	—

Net cash used in investing activities	(6,167)	(11,280)	(1,634)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving line of credit	51,250	48,000	12,000
Repayment of revolving line of credit	(44,514)	(27,000)	—
Borrowings on term loan	—	45,000	—
Repayment of term loan	(26,750)	(28,950)	(2,800)
Debt financing costs	(1,003)	(2,391)	(143)
Proceeds from subordinated notes	10,000	—	—
Cash dividends on Series A preferred, common stock	—	(39,023)	—
Payments to shareholders	—	—	(1,872)

Net cash (used in) provided by financing activities	(11,017)	(4,364)	7,185

Effect of exchange rate changes on cash and cash equivalents	184	(79)	—

Net increase (decrease) in cash and cash equivalents	1,290	(10,723)	7,952
Cash and cash equivalents - beginning of year	5,219	15,942	7,990

Cash and cash equivalents - end of year	$6,509	$5,219	$15,942

SUPPLEMENTAL DISCLOSURE OF INFORMATION
Cash paid for interest	$3,694	$4,716	$1,682

Cash paid for income taxes	$8,224	$16,749	$14,669

SUPPLEMENTAL NON-CASH ACTIVITIES
Settlement of accounts receivable related to acquisition	$—	$8,920	$—

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2013, 2012 and 2011

1.	Organization and Description of Business

Organization

VTB Holdings, Inc. (“VTBH” or the “Company”) was incorporated in the State of Delaware in 2010 and is headquartered in Valhalla, New York. In January 2011, a reorganization of the business was effected whereby VTBH became the parent holding company of the historical business of Voyetra Turtle Beach Inc. (“VTB”). Subsequent to the reorganization, VTB is a wholly-owned subsidiary of VTBH.

VTB was incorporated in the State of Delaware in 1975 and is headquartered in Valhalla, New York with warehouse distribution centers in New York, New Jersey, Texas and California. VTB is a designer and marketer of premium audio peripherals for video game consoles, personal computers and mobile devices under the brand Turtle Beach (TurtleBeach.com), including officially-licensed headsets for the next-generation Xbox® One and PlayStation® 4 consoles. Sales of gaming headsets represented the majority of VTB’s gross sales, with the remaining gross sales derived from accessories, including replacement parts for gaming headsets and audio cables. The Company currently derives the majority of revenue from headsets for the Xbox and PlayStation consoles. Turtle Beach is a leading brand in video game audio and the official audio provider for Major League Gaming, the world’s largest eSports league, and Twitch, the world’s leading video platform and community for gamers.

The majority of VTB’s products are distributed domestically to specialty retailers of consumer electronics and wholesalers, and internationally to wholesalers. Products are also sold directly to consumers through VTB’s website. International sales are generally shipped directly from VTB’s manufacturing partners in China to the international wholesalers.

In October 2012, VTB acquired Lygo International Limited (“Lygo”), which is a corporation established in the United Kingdom. See Note 5 – Acquisition of Lygo. As a result of the acquisition, Lygo become a wholly-owned subsidiary of VTB and changed its name to Turtle Beach Europe (“TB Europe”). TB Europe’s results are included prospectively in the accompanying consolidated financial statements after the acquisition date.

Recapitalization

In October 2010, VTB effected a transaction that allowed Stripes Group, a growth equity firm, to acquire an equity ownership interest in VTB. The transaction was effected by having SG VTB Merger Sub, an inactive nonpublic shell incorporated in Delaware, merge with and into VTB, the surviving corporation. As a result of this merger, VTB cancelled 153,993,675 shares of its $0.01 par value common stock that it had outstanding. VTB then issued 32,459,434 shares of its $0.01 par value common stock to certain former shareholders, 48,689,555 shares of its $0.01 par value Series A convertible preferred stock to Stripes Group and 1,000,000 shares of Series B redeemable preferred stock to one of the former shareholders. Concurrent with this transaction, VTB also entered into a long-term debt financing arrangement for $28.0 million.

As a result of this transaction, Stripes Group acquired an ownership interest in VTB for $66.2 million, including a final purchase price adjustment. The transaction value of $66.2 million was allocated as follows: $48.9 million for acquiring the equity interests of the former shareholders, $12.4 million for incurring liabilities associated with the issuance of the Series B redeemable preferred stock; the purchase price adjustment payable to certain former shareholders of $1.2 million; and the remaining balance of $3.7 million was used for transaction-related expenses. During 2011, an additional payment of $0.7 million was made to the former shareholders towards a purchase price adjustment, which was recorded as a distribution to the former shareholders in additional paid-in capital in the accompanying consolidated statements of stockholders’ deficit. Additionally, performance bonuses of $9.4 million were paid to certain members of management for the year ended December 31, 2011, which is included as a business transaction expense in the accompanying consolidated statements of operations.

The transaction was treated as a recapitalization for accounting purposes rather than a business combination since SG VTB Merger Sub is not substantive and does not meet the definition of a business. SG VTB Merger was formed to facilitate the transaction, did not have any prior operations and the debt financing was incurred by VTB. Accordingly, the consolidated financial statements of VTB subsequent to the recapitalization have been prepared based upon the historical cost and operations of VTB.

Reorganization

In January 2011, VTB effected a reorganization whereby VTBH became the holding company of VTB. This resulted in VTB becoming a wholly-owned subsidiary of VTBH.

Prior to the reorganization, VTB executed a reverse stock split of its common stock by issuing 1 share for each 6,890.7 shares of common stock held by its former shareholders. VTBH also executed a stock split of its Series A convertible preferred stock and common stock by issuing 47.1 shares for each 1 share of Series A convertible preferred stock and common stock held by its former shareholders. The stock split has been recorded retroactively in the consolidated financial statements for all periods presented.

In the reorganization, all of VTB’s equity interests in the form of shares of common stock and preferred stock were contributed and transferred to VTBH. VTBH then issued its $0.01 par value common stock, Series A $0.01 par value convertible preferred stock and Series B redeemable preferred stock, as applicable, to VTB’s existing shareholders. There were no changes in the Company’s equity structure as a result of the reorganization.

The reorganization was accounted for as a recapitalization because VTBH did not have any prior operations. Accordingly, the consolidated financial statements of VTBH subsequent to the reorganization have been prepared based upon the historical cost and operations of VTB.

Merger with Parametric Sound

As described more fully in Note 18 - Subsequent Events, on January 15, 2014 VTBH and a publicly traded corporation, Parametric Sound Corporation (“Parametric”), an innovator in directed audio solutions, completed a merger in accordance with the terms of an agreement signed in August 2013. As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of Parametric. Shares of the Company’s common stock are traded on the NASDAQ under the symbol (PAMT), and as a Securities and Exchange Commission (“SEC”) registrant will be required to file annual and periodic reports with SEC commencing with the quarter ended March 31, 2014.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Subsequent to the reorganization in 2011, the accompanying consolidated financial statements include the accounts of VTBH and its wholly-owned subsidiary. Prior to the reorganization in 2011, the accompanying consolidated financial statements include the accounts of VTB. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2012 balances to conform with 2013 presentation.

The Company historically records its results on a four-four-five week basis such that its fiscal quarters end on the last Saturday of each calendar quarter. For the fourth quarter of each year, the Company uses December 31 as both its fiscal and calendar quarter ending date.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires the Company to make estimates, judgments and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Those management estimates include, but are not limited to revenue recognition and sales return reserves; determination of the fair value of net assets acquired in a business combination; valuation of inventories; useful lives of property and equipment and intangible assets; determination of fair value of stock-based awards; income taxes and various other contingencies. The Company evaluates estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with various domestic and foreign financial institutions of high credit quality. Periodic evaluations of the relative credit standing of all of the institutions are performed. From time to time, cash balances with domestic financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

Accounts receivable are unsecured and represent amounts due based on contractual obligations of customers. Concentrations of credit risk with respect to accounts receivable are mitigated due to the Company’s large number of customers. Credit risk is also mitigated by performing ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, limiting the credit extended, and review of the invoicing terms of the contract. In addition the Company has credit insurance in place through a third party insurer against defaults by certain domestic and international customers, subject to policy limits. The Company generally does not require customers to provide collateral to support accounts receivable. The Company has recorded an allowance for doubtful accounts for those receivables that were determined not to be collectible.

Purchase Concentrations

The Company relies on foreign third parties to manufacture its products. For year ended December 31, 2013, two suppliers accounted for 59% of the Company’s purchases and 70% of the accounts payable outstanding. For the year ended December 31, 2012, two suppliers accounted for 54% of the Company’s purchases and 90% of the accounts payable outstanding. For the year ended December 31, 2011, two suppliers accounted for 67% of the Company’s purchases and 92% of the accounts payable outstanding. Quality or performance failures of the Company’s products or changes in the manufacturers’ or vendors’ financial or business condition could disrupt the Company’s ability to supply quality products to customers, and thereby have a material adverse effect on the Company’s business and consolidated financial statements.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, derivative instruments, revolving line of credit and long-term debt. Cash equivalents are stated at amortized cost, which approximated fair value as of the consolidated balance sheet dates, due to the short period of time to maturity. Accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The revolving line of credit and long-term debt are stated at the carrying value as the stated interest rate approximates market rates currently available to the Company. As of December 31, 2013 and 2012, the Company has not elected the fair value option for any financial assets and liabilities for which such an election would have been permitted.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level I – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level II – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level III – Unobservable inputs that are supported by little or no market data for the related assets or liabilities. The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Financial instruments consist of Level I and Level II assets and liabilities. Level I assets include highly liquid money market funds that are included in cash and cash equivalents. Level II liabilities include derivative instruments. The Company does not have any Level III assets or liabilities.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Cash and cash equivalents consist of cash on hand and money market accounts. Interest is accrued as earned.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at their invoiced amount, net of any allowance for doubtful accounts and reserve for sales returns, and do not bear interest. Accounts receivable from wholesale transactions are recorded at their outstanding unpaid principal balances. Accounts receivable from e-commerce transactions consist of amounts from credit cards billed for which payment has not been received. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible accounts, which is recorded based upon a detailed review of all outstanding invoices, including the number of days that receivables are outstanding, historical and expected loss patterns and an evaluation of the potential risk associated with delinquent accounts.

Invoice Factoring

In the ordinary course of business, TB Europe, entered into and utilizes accounts receivable factoring arrangements with a third-party financial institution in order to accelerate its cash collections from product sales. These arrangements involve the ownership transfer of eligible trade accounts receivable up to a maximum of £5.0 million GBP at any time, without recourse, to a third party financial institution in exchange for cash.

The Company accounts for these transactions in accordance with ASC 860, “Transfers and Servicing” (“ASC 860”). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from accounts receivable, net on the consolidated balance sheet. Receivables are considered sold when they are isolated from the Company, the transferee has the right to pledge or exchange the receivables, and the Company has surrendered control over the transferred receivables.

As of December 31, 2013, the Company sold trade accounts receivable to the third-party financial institution, of which approximately $5.7 million USD has been received and netted against accounts receivable on the accompanying consolidated balance sheet. The Company also pays a factoring fee associated with the sale of accounts receivable. The fees incurred are included in general and administrative expenses on the accompanying consolidated statement of operations and are insignificant to the consolidated financial statements.

Concentrations of Revenue and Accounts Receivable

Significant customers are those which represent 10% or more of the revenues for each period presented or gross accounts receivable balance at each balance sheet date. For each significant customer, revenue as a percentage of total revenues and accounts receivable as a percentage of gross accounts receivable are as follows:

	Percentage of Revenues
Customers	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Customer A	16%	18%	16%
Customer B	15%	16%	24%
Customer C	14%	12%	12%

	Percentage of Accounts Receivable
Customers	Year Ended December 31, 2013	Year Ended December 31, 2012

Customer A	24%	28%
Customer B	20%	27%

Derivative Instruments

The Company uses derivatives to partially offset its business exposure to foreign currency exchange risk. The Company may enter into foreign currency forward and option contracts to offset some of the foreign exchange risk on expected future cash flows on certain operating expenses. These instruments are not entered into for speculative purposes and the Company does not seek to qualify for hedge accounting. All derivative instruments are recorded at fair value on the accompanying consolidated balance sheets. The notional amounts of the Company’s outstanding derivative instruments associated with outstanding or unsettled derivative instruments as of December 31, 2013 and December 31, 2012 were $8.0 million and $8.8 million, respectively and the fair value of the derivative liabilities was $0.4 million and $0.2 million, respectively. Derivative liabilities include foreign currency forward and option contracts which are measured using observable quoted prices for similar instruments. There were no derivative instruments for the year ended December 31, 2011. The gain/loss recognized in other expense, net of foreign currency forward and option contracts instruments was not significant during the years ended December 31, 2013 and 2012. Counterparties to these instruments are major banking institutions with credit ratings of investment grade or better and no collateral is required. Management believes the risk of incurring any losses on these derivative instruments related to credit risk is remote.

Inventories, net

Inventories consist primarily of finished goods and related component parts, and are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market value (estimated net realizable value). The Company maintains an inventory allowance for returned goods, slow-moving and unused inventories based on the historical trend and estimates. Inventory write-downs, once established, are not reversed as they establish a new cost basis for the inventory. Inventory write-downs are included as a component of cost of revenues in the accompanying consolidated statements of operations.

Property and Equipment, net

Property and equipment including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Repairs and maintenance expenditures are expensed as incurred.

Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets or the property lease terms, which range up to five years. Upon the retirement or disposition of property and equipment, the related costs and accumulated depreciation is removed and any related gain or loss is recorded in the consolidated statements of operations.

Intangible Assets, net

Intangible assets consist of identifiable intangible assets, including customer relationships and non-compete agreements, resulting from the Company’s acquisition of Lygo in October 2012. Intangible assets are recorded at their initial fair value, net of accumulated amortization. The Company amortizes intangible assets that are subject to amortization over their estimated useful life based on economic benefit, which range from two to thirteen years.

Impairment of Long-Lived Assets

The carrying amounts of long-lived assets, including property and equipment and intangible assets subject to depreciation and amortization are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No impairment of long-lived assets was identified for the years ended December 31, 2013, 2012 and 2011.

Revenue Recognition and Sales Return Reserves

Net revenue consists primarily of revenue from the sale of gaming headsets and accessories to wholesalers, retailers and to a lesser extent, on-line customers. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. Net revenue for on-line purchases is recognized when products are shipped from the Company’s distribution facilities.

Provisions for sales discounts, product returns and price adjustments are recorded as a reduction of revenue. These revenue reductions are established by the Company based upon management’s best estimates at the time of sale following the historical trend, adjusted to reflect known changes in the factors that impact such reserves and allowances, and the terms of agreements with customers.

Revenue is recognized net of sales taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Revenues

Cost of revenues primarily consists of expenses paid to manufacturing partners for the manufacture of the Company’s products. Cost of revenues also includes product royalties, warranty expense, inbound freight and customs duties, freight out to customers, personnel costs and material handling and facility costs.

Shipping and Handling

Freight charges billed to customers are included in net revenue and the related freight costs are included in cost of revenues in the accompanying consolidated statements of operations.

Product Warranty Obligations

The Company provides for product warranties in accordance with the contract terms given to various customers by accruing estimated warranty costs at the time of revenue recognition. Warranties are generally fulfilled by replacing defective products with new products.

Advertising Costs

Advertising costs are expensed to selling and marketing expenses as incurred in the accompanying consolidated statements of operations totaling $7.7 million, $8.2 million and $4.3 million for the years ended December 31, 2013, 2012 and 2011.

The Company also incurs co-operative advertising costs that represent reimbursements to customers for shared marketing expenses for sale of its products. These reimbursements are recorded as reductions of net revenue based on a percentage of sales for all period presented. Co-operative advertising reimbursements were $4.3 million, $3.8 million and $4.2 million for the years ended December 31, 2013, 2012 and 2011.

Product Development

Development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Development costs include personnel costs and third-party development and programming costs, localization costs incurred to translate software for international markets and in-process research and development.

Software Development Costs

Software development costs not qualifying for capitalization are expensed as incurred. The Company capitalizes software development costs when the product is available for general release to customers. Capitalized costs are amortized on a product-by-product basis, as the greater of the ratio of current gross revenues for a product to the total of current and future gross revenues for the product or the straight-line amortization over the estimated useful life of the product (generally three years). Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product is expensed immediately. The Company did not incur significant capitalized software development costs for any of the periods presented. The Company capitalizes costs incurred during the application development stage relating to the development of its websites and computer software developed or purchased for internal use and has been insignificant to date. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Once placed into service, the Company anticipates amortizing these costs over a period of three years. Total costs incurred to date during the application development stage have been insignificant.

Business Transaction Costs

For the year ended December 31, 2013, the Company incurred business transaction costs, consisting of legal and professional expenses associated with the merger with Parametric in the amount of $3.8 million. For the year ended December 31, 2012, business transaction costs of $0.3 million consisted of acquisition-related costs related to the Company’s TB Europe acquisition. For the year ended December 31, 2011, business transaction costs consisted of performance bonuses related to the recapitalization.

Stock-Based Compensation

Compensation costs related to stock options and restricted stock grants are calculated based on the fair value of the stock-based awards on the date of grant, net of estimated forfeitures. The grant date fair value of awards is determined using the Black-Scholes option-pricing model and the related stock-based compensation is recognized on a straight-line basis, over the period in which an employee is required to provide service in exchange for the award, which is generally four years.

For stock-based awards issued to non-employees, including consultants, compensation expense is based on the fair value of the awards calculated using the Black-Scholes option-pricing model over the service performance period. The fair value of options granted to non-employees for each reporting period is re-measured over the vesting period and recognized as an expense over the period the services are received.

Income Taxes

The Company accounts for income taxes using the asset and liability approach to record deferred taxes. Deferred income tax assets represent temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities that will result in deductible amounts in future years. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws; the effects of changes in tax laws are not anticipated. Based on estimates of expected financial performance, the carrying value of the Company’s deferred tax assets assumes that it is more likely than not that the Company will be able to generate sufficient future taxable income in the respective tax jurisdictions. Accordingly, the Company did not record a valuation allowance in any periods presented. Judgment’s regarding future profitability may change due to future market conditions, changes in U.S. or international tax laws and other factors. The Company will assess the realization of deferred income tax assets on an ongoing basis. The Company accounts for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Interest and penalties, if any, related to unrecognized tax benefits are recognized in the income tax provision in the accompanying consolidated statements of operations.

Foreign Currency

The functional currency of the Company’s TB Europe subsidiary is the local currency. The assets and liabilities of the subsidiary, therefore, are translated into U.S. dollars at exchange rates in effect at each consolidated balance sheet date. Revenues and expense accounts are translated at average monthly exchange rates during the period. Translation adjustments are accumulated as a separate component of accumulated other comprehensive income (loss) within stockholders’ deficit. Cumulative foreign currency translation adjustments constitute the sole component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other expense, net in the accompanying consolidated statements of operations. There were no foreign currency transaction gains and losses for the periods prior to the acquisition of TB Europe. Foreign currency transaction losses for the years ended December 31, 2013 and 2012 were insignificant.

Segment Information

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance. The CODM is the Chief Executive Officer.

The Company operates as one operating segment. The CODM manages the Company’s operations on a consolidated basis for purposes of allocating resources. The CODM reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region for purposes of allocating resources and evaluating financial performance.

Net (Loss) Income per Share of Common Stock

Basic and diluted net (loss) income per share of common stock is presented in conformity with the two-class method required for participating securities. Holders of Series A convertible preferred stock are entitled to receive noncumulative dividends when and if declared by the board of directors and are payable prior and in preference to any dividends on shares of the Company’s common stock. In the event a dividend is paid on common stock, the convertible preferred stockholders are entitled to a share of that dividend in proportion to the holders of common shares on an as-if converted basis.

The Series A convertible preferred stock is considered a participating security. Holders of participating securities do not have a contractual obligation to share in the Company’s losses. In accordance with the two-class method, earnings allocated to these participating securities and the related number of outstanding shares of the participating securities, which include contractual participation rights in undistributed earnings, have been excluded from the computation of basic and diluted net (loss) income per share of common stock.

Under the two-class method, net (loss) income attributable to common stockholders is determined by allocating undistributed earnings, calculated as net (loss) income less current period Series A convertible preferred stock non-cumulative dividends, among the common stock and participating securities. In computing diluted net (loss) income attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Basic net (loss) income per share of common share is computed by dividing the net (loss) income attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net (loss) income per share of common stock is computed by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding, including potential dilutive common shares assuming the dilutive effect of outstanding stock options using the treasury stock method. For purposes of this calculation, participating securities and stock options to purchase common stock are considered to be common stock equivalents and are excluded from the calculation of diluted net (loss) income per share of common stock if their effect is antidilutive.

Recently Issued and Adopted Accounting Standards

In February 2013, the FASB issued an accounting standards update requiring new disclosures about reclassifications from accumulated other comprehensive income (loss) to net (loss) income. These disclosures may be presented on the face of the statements or in the notes to the consolidated financial statements. This update is effective for fiscal years beginning after December 15, 2012. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial position or results of operations.

Recent Accounting Pronouncements Not Yet Adopted

In February 2013, the FASB issued an update to the authoritative guidance related to the release of cumulative translation adjustments into net income (loss) when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a foreign entity. This update will be effective for fiscal years beginning after December 15, 2013. The adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In July 2013, the FASB issued an update to the authoritative guidance related to the presentation of an unrecognized tax benefit in the financial statements. The update will require entities to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss or other tax credit carryforwards when settlement in this manner is available under the tax laws. This update is effective for fiscal years beginning after December 15, 2013. The adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

3.	Fair Value Measurement

The following table sets forth the fair value of financial assets and liabilities by level within the fair value hierarchy:

	As of December 31, 2013
	Level I	Level 1I	Level III	Total
	(In thousands)
Financial Assets and Liabilities:
Cash and cash equivalents – money market funds	$19	$—	$—	$19

Total financial assets	$19	$—	$—	$19

Other current liabilities – derivative liabilities	$—	$(392)	$—	$(392)

Total financial liabilities	$—	$(392)	$—	$(392)

	As of December 31, 2012
	Level 1	Level 1I	Level III	Total
	(In thousands)
Financial Assets and Liabilities:
Cash and cash equivalents – money market funds	$50	$—	$—	$50

Total financial assets	$50	$—	$—	$50

Other current liabilities – derivative liabilities	$—	$(194)	$—	$(194)

Total financial liabilities	$—	$(194)	$—	$(194)

4.	Consolidated Balance Sheet Components

Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	As of December 31, 2013	As of December 31, 2012
	(In thousands)
Cash	$6,490	$5,169
Money market account	19	50

Total cash and cash equivalents	$6,509	$5,219

Inventories, net

Inventories, net consist of the following:

	As of December 31, 2013	As of December 31, 2012
	(In thousands)
Raw materials	$5,499	$2,809
Finished goods	44,144	37,897

Total inventories, net	$49,643	$40,706

Included in total inventories is a reserve of $0.3 million and $0.1 million for slow moving and obsolete inventory as of December 31, 2013 and 2012, respectively.

Sales Return Reserves

The sales return reserves consist of the following activity:

	As of December 31, 2013	As of December 31, 2012
	(In thousands)
Sales return reserves, beginning balance	$7,748	$6,151
Reserve accrual	20,146	19,659
Recoveries and deductions, net	(21,628)	(18,062)

Sales return reserves, ending balance	$6,266	$7,748

Property and Equipment, net

Property and equipment, net consists of the following:

	As of December 31, 2013	As of December 31, 2012
	(In thousands)
Machinery and equipment	$249	$136
Software and software development	581	353
Furniture and fixtures	144	131
Tooling	1,756	1,101
Leasehold improvements	59	67
Demonstrations units and convention booth	10,014	5,948

Total property and equipment, gross	12,803	7,736
Less: accumulated depreciation and amortization	(5,434)	(2,004)

Total property and equipment, net	$7,369	$5,732

Depreciation and amortization expense on property and equipment, for the years ended December 31, 2013, 2012 and 2011 was $4.4 million, $1.9 million and $0.7 million.

Prepaid Royalties

The Company’s ability to earn-out royalty advances and contractual obligations with respect to minimum guaranteed royalties is assessed by comparing the remaining minimum guaranty to the estimated future sales forecasts and related cash flow projections to be derived from the related product.

As of December 31, 2013 and 2012 the Company had $0.8 million and $0.2 million, respectively of prepaid royalties which are included in prepaid expenses and other current assets on the accompanying consolidated balance sheets. Minimum royalty commitments as of December 31, 2013 are approximately $2.3 million to be paid through December 31, 2015. Royalty expense recognized for the years ended December 31, 2013, 2012 and 2011 amounted to $2.6 million, $3.8 million and $3.3 million, respectively.

Deferred Financing Costs

Amortization of deferred financing costs is included in interest expense on the accompanying consolidated statements of operations and for the years ended December 31, 2013, 2012, and 2011, was $1.6 million, $0.8 million and $0.2 million respectively. Included in interest expense for the years ended December 31, 2013 and 2012 were the write-off of $0.4 million and $0.3 million, respectively, in deferred financing costs related to the partial extinguishment of term notes. Deferred financing costs are expected to be expensed during 2014.

Accrued Liabilities

Accrued liabilities consist of the following:

	As of December 31, 2013	As of December 31, 2012
	(In thousands)
Accrued expenses	$5,295	$9,723
Accrued compensation expenses	2,089	2,189
Other	1,231	584

Total accrued liabilities	$8,615	$12,496

Warranty Accruals

The warranty accruals are included in accrued liabilities on the consolidated balance sheets and consist of the following:

	As of December 31
	2013	2012	2011
	(In thousands)
Warranty – beginning of period	$165	$109	$—
Warranty costs accrued	614	618	625
Warranty claims	(640)	(562)	(516)

Warranty – end of period	$139	$165	$109

5.	Acquisition of Lygo

In October 2012, the Company’s subsidiary, VTB, acquired all of the common stock of Lygo in order to gain access to the distribution channels in Europe. Lygo had historically been VTB’s sole distributor in Europe. As a result of the acquisition of Lygo, the Company expects to increase its market share by expanding into new geographic areas overseas and new related products and leveraging distribution channels to reach new customers. Subsequent to the acquisition the Lygo business formally changed its name to Turtle Beach Europe (“TB Europe”).

The Lygo acquisition was accounted using the acquisition method of accounting for business combinations. Accordingly, the results of operations of TB Europe are included prospectively from the date of acquisition.

The total fair value of consideration transferred amounted to $14.4 million, which includes $5.5 million of cash and the effective settlement of $8.9 million of accounts receivable from Lygo, was allocated to the assets acquired and liabilities assumed based on their respective fair values.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

(in thousands)
Cash	$133
Accounts receivable	4,046
Inventories	9,957
Other current assets	321
Property and equipment	12
Intangible assets:
Customer relationships	5,526
Non-compete agreement	177
Liabilities assumed:
Accounts payables	(223)
Other liabilities	(1,889)
Derivative liability	(1,369)

Total fair values of assets and liabilities	16,691
Fair value of total consideration transferred	(14,388)

Gain on bargain purchase	$2,303

The excess of the net assets acquired over consideration transferred was assigned to a gain on bargain purchase in the amount of $2.3 million, which is recorded as gain on bargain purchase from acquisition in the accompanying consolidated statements of operations. As a result of the bargain purchase, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. The bargain purchase gain was primarily driven from the exclusive nature of the arrangement between the two companies prior to the acquisition whereby Lygo did not generate significant revenue from other vendors’ products. As a result, the value of the customer relationships, the primary intangible asset acquired, was attributed to the difference between the cash flows associated with owning the asset versus building the asset.

For tax purposes, the acquired intangible assets are not amortized. Accordingly, a deferred tax liability was recorded on the acquisition date for the difference between the book and cost basis related to the acquired intangible assets. In connection with the acquisition, the Company issued 398,010 phantom units under the 2011 Phantom Equity Appreciation Plan, which had an exercise price of $2.01 per share, to continuing employees of Lygo. The phantom units will vest upon the occurrence of a performance condition and upon the satisfaction of service conditions. The Company’s phantom units are discussed further in Note 12 – 2011 Phantom Equity Appreciation Plan. These equity awards were not included in the Company’s determination of the total purchase consideration as these equity awards have post-acquisition performance and service conditions.

The Company incurred $0.3 million in acquisition-related transaction costs for the year ended December 31, 2012, which is included as business transaction expense in the accompanying consolidated statements of operations.

Unaudited Pro Forma Information

Supplemental information on a pro forma basis is presented below for the years ended December 31, 2012 and 2011:

	Year ended December 31,
	2012	2011
	(In thousands)
Pro forma revenues	$205,341	$172,271
Pro forma net income	18,303	22,998

The unaudited pro forma financial information combines the Company’s results of operations and TB Europe’s results of operations as if the acquisition of Lygo had occurred as of January 1, 2011.

The pro forma results include the business combination accounting effects resulting from the acquisition such as the amortization charges from the acquired intangible assets and the gain on bargain purchase. The pro forma information presented does not purport to present what the actual results would have been had the acquisition actually occurred on January 1, 2011, nor is the information intended to project results for any future period.

From the acquisition date through December 31, 2012, the Company recognized revenues and net income for TB Europe’s of $13.1 million and $0.6 million in the accompanying consolidated statements of operations. During the same period VTB recorded intercompany sales to TB Europe’s in the amount of $5.9 million and elimination of intercompany profit of $1.4 million.

6.	Intangible Assets, net

The gross carrying amount and accumulated amortization of intangible assets is as follows:

	As of December 31, 2013
	Amortizations Period at Date of Acquisition	Gross Carrying Value	Accumulated Amortization	Net Book Value
	(In thousands)

Customer relationships	13.0 years	$5,526	$1,623	$3,903
Non-compete agreements	2.0 years	177	108	69

Total		$5,703	$1,731	$3,972

	As of December 31, 2012
	Amortizations Period at Date of Acquisition	Gross Carrying Value	Accumulated Amortization	Net Book Value
	(In thousands)

Customer relationships	13.0 years	$5,526	$747	$4,779
Non-compete agreements	2.0 years	177	1	176

Total		$5,703	$748	$4,955

For the years ended December 31, 2013 and December 31, 2012 amortization expense of approximately $0.9 million and $0.7 million, respectively on the intangible assets was recognized in the accompanying consolidated statements in selling and marketing expenses.

As of December 31, 2013, estimated annual amortization expense related to identifiable acquisition-related intangible assets in future periods is as follows:

Year ending December 31	Estimated Amortization Expense
(In thousands)
2014	$782
2015	619
2016	519
2017	436
2018	366
Thereafter	1,250

Total	$3,972

7.	Long-Term Debt

The Company’s long-term debt obligations are as follows:

	As of December 31, 2013	As of December 31, 2012
	(In thousands)
Revolving lines of credit	$39,736	$33,000
Term loans	14,500	41,250
Subordinated notes	10,342	—

Total outstanding debt	64,578	74,250
Less: current portion of revolving line of credit	(39,736)	(33,000)
Less: current portion of term loan	(14,500)	(15,000)

Total noncurrent portion of long-term debt	$10,342	$26,250

Total interest expense, inclusive of amortization of deferred financing costs, on long-term debt obligations was $5.6 million, $3.7 million and $1.9 million for years ended December 31, 2013, 2012 and 2011, respectively.

Loan and Security Agreement

Term Loan

In October 2010, pursuant to the recapitalization discussed in Note 1 - Organization and Description of Business, the Company entered into a Loan and Security Agreement, with various financial institutions. The Loan and Security Agreement, as amended, provided for term loans secured by a first priority lien against substantially all of Turtle Beach’s assets. The term loans bear interest at the greater of (i) a minimum interest rate of 5.5% or (ii) a LIBOR (London interbank offered rate) plus 4.0% per annum. Interest is due monthly. In August 2012, the Loan and Security Agreement was amended and restated to increase the principal amount on the term loans to $45.0 million and amend the maturity date to August 22, 2015. The Company drew down the maximum $45 million available under on the term loan.

The term loans bear interest at the Company’s option at (i) the Adjusted Base Rate plus the applicable margin ranging from 2.50% to 3.25% as determined by the Company’s total leverage ratio, or (ii) LIBOR rate, plus the applicable margin ranging from 3.50% to 4.25%. The Applicable Base Rate is equal to the highest of (a) the Prime Rate as determined by the syndication agent, (b) Federal Funds Rate plus 0.5% and (c) the LIBOR rate plus 1.0%. Interest is due, at the Company’s option, every 30, 60 or 90 days. The term loans had scheduled quarterly principal repayments of $3.8 million, due on the last day of each quarter, commencing on December 29, 2012. In addition, the term loans shall be reduced, commencing in 2012, by an amount equal to 50% of the excess cash flows, as defined in the Loan and Security Agreement, for the fiscal year ended December 31, 2012 and for each fiscal year thereafter; however, no such payment was required for the 2012 fiscal year. Upon full repayment of the term loans, any excess cash flow will then be applied against the outstanding balance of the revolving loan. The term loans can be repaid at any time without penalty.

In conjunction with the August 2012 amendment, the Company incurred $1.1 million in debt issuance costs that are being amortized to interest expense in the accompanying consolidated statements of operations over the contractual life of the term loans using the effective interest method. As a result of the August 2012 amendment, the Company recognized $0.3 million through interest expense of unamortized debt issuance costs related to the decrease in principal balance on the term loan to the existing lender that was treated as a partial debt extinguishment. The remaining rollover principal balance to the existing lender was treated as a debt modification.

The term loans, as amended matured on January 15 and February 28, 2014 and were repaid with proceeds from a $7 million issuance of subordinated debt and the Company’s existing cash balances.

As of December 31, 2012 unamortized debt issuance costs related to term loans was $0.9 million.

Revolving Line of Credit

In August 2011, the Loan and Security Agreement was amended and restated with various financial institutions to include a $15.0 million revolving line of credit. The revolving line of credit initially required interest at the greater of (i) the minimum interest rate of 4.50% or (ii) LIBOR plus 3.0%. Interest is due monthly. The Company was also required to pay a quarterly commitment fee of up to 0.25% per annum on the unused portion of the revolving line of credit. The original maturity of the revolving line of credit was May 31, 2012.

In August 2012, the Loan and Security Agreement was amended and restated to increase the borrowing capacity on the revolving line of credit to $55.0 million to fund the acquisition of TB Europe in October 2012 and to fund distributions to the Company’s shareholders. The maturity date on the revolving line of credit was amended to August 22, 2015. The revolving line of credit is subject to limitations based on specific percentages of eligible accounts receivables and inventory and bears interest at the Company’s option at (i) the Adjusted Base Rate plus the applicable margin ranging from 2.50% to 3.25% as determined by the Company’s total leverage ratio, or (ii) LIBOR rate plus the applicable margin ranging from 3.50% to 4.25%. The Applicable Base Rate is equal to the highest of (1) the Prime Rate as determined by the syndication agent, (b) Federal Funds Rate plus 0.5% and (c) the LIBOR rate plus 1%.

Interest is due, at the Company’s option, every 30, 60 or 90 days. The Company is also required to pay a quarterly commitment fee of up to 0.50% per annum on the unused portion of the revolving line of credit. The revolving line of credit is subject to an annual provision that requires that there be no amounts outstanding for a 30 day period during the first quarter of each fiscal year; however, it can otherwise be repaid at any time without penalty.

In 2012, the Company incurred $1.3 million in debt issuance costs related to the amendment, which are being amortized over the contractual life of the revolving line of credit facility on a straight-line basis. As of December 31, 2012, the unamortized debt issuance costs related to the revolving line of credit was $1.1 million.

Other Facilities

Under the terms of the Loan and Security Agreement (as amended and restated), the Company can also draw down on a swing loan commitment of up to $5.0 million. Any borrowings on the swing loan mature in seven days of the borrowing date. In addition, the Company can arrange for certain letters of credit with a maximum amount of $5.0 million. Any borrowings against these facilities reduce the amount available pursuant to the revolving line of credit. As of December 31, 2013, the Company had not drawn any amounts on the swing loan. At December 31, 2012 the Company had drawn $0.2 million under the letter of credit facility.

Covenants

Outstanding borrowings on the Loan and Security Agreement (as amended and restated) are secured by substantially all of the assets of the Company and pledges of certain shares in the Company’s subsidiaries. The Loan and Security Agreement (as amended and restated) contains certain affirmative and negative covenants to which the Company must comply. The Company is also required to comply with the following financial covenants as amended and restated in January 2014:

•	Minimum EBITDA as defined in the Credit Agreement

•	Maximum total leverage ratio (defined as the ratio of total debt outstanding to EBITDA

•	Maximum amount of capital expenditures that can be incurred during a fiscal year.

•	Minimum liquidity thresholds of cash and borrowing availability at the end of each monthly period

The Company was not in compliance with the fixed charge coverage ratio as of June 30, 2013 and December 31, 2012 and the Company entered into two amendments to the Loan and Security Agreement (collectively the “2013 Amendments”) that waived the default of the fixed charge coverage ratio for those periods. In addition, the 2013 Amendments provided for (i) a minimum EBITDA financial covenant which required that EBITDA for the 12 month period ended June 30, 2013 not be less than $37.0 million, (ii) modification of the total fixed charge coverage ratio for periods ending September 28, 2013 through maturity, (iii) modification of the maximum total leverage ratio for the periods ending September 28, 2013 through maturity, and (iv) modification of the annual clean-down requirements of the revolving line of credit and swing loan to provide for an increase in the eligible amount outstanding from $0 to $16.5 million.

2013 Amendments

In addition, the 2013 Amendments amended the interest rate on the outstanding term loans to bear interest at the Company’s option at (i) the Adjusted Base Rate plus the applicable margin of 3.25%, or (ii) LIBOR rate plus the applicable margin of 4.25%. At December 31, 2013, the interest rates on the term loans were 5.75% and 6.50%. There were no amendments to the interest rate on the revolving line of credit facilities. As of December 31, 2013, the interest rates on the revolving loan were 5.75% and 6.50%. The 2013 Amendments also required the Company to issue Subordinated Notes to reduce the outstanding borrowings on the term loan. In August 2013, the Company issued $10.0 million of Subordinated Notes to certain affiliated investors, including the Stripes Group and the Chief Executive Officer of the Company, the proceeds of which were applied against the outstanding balance of the term loan.

In conjunction with the 2013 Amendments, the Company incurred $0.4 million in debt issuance costs related to the term notes that are being amortized to interest expense, net in the accompanying consolidated statements of operations over the contractual life of the term loans using the effective interest method. As a result of the 2013 Amendments, the Company recognized $0.4 million through interest expense of unamortized debt issuance costs related to the decrease in principal balance on the term loans to the existing lenders that were treated as a partial debt extinguishment. The remaining unamortized deferred financing costs related to the rollover principal balances to the existing lenders were treated as a debt modification. As of December 31, 2013, the unamortized debt issuance costs related to the term loans were $0.4 million.

In conjunction with 2013 Amendments, the Company incurred $0.6 million in debt issuance costs related to the revolving line of credit facilities, which are being amortized over the contractual life of the revolving line of credit facilities on a straight-line basis. As of December 31, 2013, the unamortized debt issuance costs related to the revolving line of credit were $1.2 million.

In conjunction with 2013 Amendments, other than as previously disclosed, there were no other significant changes to the swing loan and letter of credit facility. As of December 31, 2013, the Company had not drawn any amounts on the swing loan. At December 31, 2013, the Company had drawn $0.2 million under the letter of credit facility.

Subordinated Notes

The Subordinated Notes were entered into on August 30, 3013 and bear interest at a rate of (i) 10% per annum for the first year and (ii) 20% per annum for all periods thereafter. Interest accrues quarterly by increasing the principal on the notes. Accrued interest on the notes was approximately $0.3 million as of December 31, 2013. Principal and interest on the Subordinated Notes is due at maturity. The Subordinated Notes mature on the one year anniversary of the later of (i) the term loan maturity or (ii) the revolving line of credit termination date.

As described in Note 18 - Subsequent Events, the Company entered into additional Amendments of these credit facilities on January 15, 2014, and on March 13, 2014.

Scheduled principal payments on outstanding long-term debt borrowings as of December 31, 2013 is approximately $54.2 million in 2014 and $10.3 million in 2015.

8.	Commitments and Contingencies

Purchase Commitments

As of December 31, 2013 and December 31, 2012 the Company has purchase commitments of $5.2 million and $8.4 million, respectively, to purchase finished goods from third-party vendors. These purchase commitments result from the vendors’ contractual obligation to procure, assemble and manufacture the Company’s products in advance of anticipated sales.

Lease Commitments

The Company leases office and warehouse spaces under operating leases that provide for future minimum rental lease payments under non-cancelable operating leases as of December 31, 2013, are as follows:

Year ending December 31	Future Minimum Rental Lease Payments
2014	873
2015	768
2016	581
2017	539
2018	552
Thereafter	463

Total minimum lease payments	$3,776

Rent expense for the years ended December 31, 2013, 2012 and 2011 was $0.7 million, $0.6 million and $0.5 million, respectively.

Rent expense is recognized on a straight-line basis. Total deferred rent as of December 31, 2013, 2012 and 2011 was $0.3 million, $0.3 million and $0.1 million, respectively, included in other current liabilities in the accompanying consolidated balance sheet.

Litigation

The Company is involved in certain legal proceedings from time to time in the normal course of its operations. The Company believes that the eventual outcome of such proceedings will not have a material adverse effect on the Company’s consolidated financial position or its consolidated results of operations or cash flows.

On August 5, 2013, VTBH and Parametric announced that they had entered into the Merger agreement pursuant to which VTBH would have an approximately 80% ownership interest and Parametric shareholders would have an approximately 20% ownership interest in the combined company. Following the announcement, several of Parametric’s shareholders filed class action lawsuits in California and Nevada seeking to enjoin the merger. The plaintiffs in each case alleged that members of Parametric’s board of directors breached their fiduciary duties to the shareholders by agreeing to a proposed merger that allegedly undervalues Parametric. VTBH was named as a defendant in these lawsuits under the theory that VTBH aided and abetted the Parametric board of directors in allegedly violating their fiduciary duties. The plaintiffs in both cases sought a preliminary injunction seeking to enjoin closing of the Merger, which by agreement was heard by the Nevada court with the California plaintiffs invited to participate. On December 26, 2013, the court in the Nevada cases denied the plaintiffs’ motion for a preliminary injunction. Following the closing of the Merger, the Nevada plaintiffs filed a second amended complaint, which makes essentially the same allegations and seeks monetary damages as well as an order rescinding the Merger. The California plaintiffs dismissed their action without prejudice, and are now seeking to intervene in the Nevada action. VTBH believes that the plaintiffs’ claims against it are without merit and intends to vigorously defend itself in the litigation. As of December 31, 2013, the Company is unable to estimate a possible loss or range of possible loss in regards to this matter; therefore, no litigation reserve has been recorded in the consolidated financial statements.

On November 20, 2013, Shana Vasek, a purported shareholder of Parametric, filed a class action lawsuit in the United States District Court for the District of Nevada, under the caption Vasek v. Parametric Sound Corp., Case No.2:13-cv-02148-JAD-GWF, naming the same defendants, asserting substantially the same allegations and seeking substantially the same relief as asserted and sought in the above-referenced consolidated action pending in Nevada state court. In addition to asserting substantially the same claims for breach of fiduciary duty and aiding and abetting as asserted in the above-referenced consolidated action pending in Nevada state court, the plaintiff in the federal court action asserts a claim for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9. VTBH has not been served with the complaint in the Nevada federal action. VTBH believes that the plaintiffs’ claims against it are without merit and intends to vigorously defend itself in litigation in the event it is served. As of December 31, 2013, the Company is unable to estimate a possible loss or range of possible loss in regards to this matter; therefore, no litigation reserve has been recorded in the consolidated financial statements.

9.	Preferred Stock

Series B Redeemable Preferred Stock

In September 2010, the Company issued 1,000,000 shares of its Series B redeemable preferred stock with a fair value of $12.4 million. The Series B redeemable preferred stock was recorded at fair value on the date of issuance. The Series B redeemable preferred stock is non-voting and does not contain any conversion rights.

The Series B redeemable preferred stock must be redeemed on the earlier of September 28, 2030 or the occurrence of a liquidation event at its original issue price of $12.425371 per share plus any accrued but unpaid dividends.

Dividends are cumulative and accrue at a rate of 8.0% per annum, compounded quarterly. Dividends are payable as and when declared by the board of directors of the Company.

The Company has recorded the Series B redeemable preferred stock as a non-current liability due to its mandatory redemption provisions for all periods presented. The carrying value of the Series B redeemable preferred stock is increased at each reporting date for accrued but unpaid dividends. When dividends are paid, the carrying value of the Series B redeemable preferred stock is decreased. Accrued dividends are recognized through interest expense in the accompanying consolidated statements of operations at each reporting period based on the stated dividend rate plus any additional declared dividends.

As of December 31, 2013, 2012 and 2011, 1,000,000 shares of Series B redeemable preferred stock are authorized, issued and outstanding.

There were no dividends declared during the year ended December 31, 2013. During the year ended December 31, 2012, $2.0 million in dividends were declared and paid on the Series B redeemable preferred stock.

As of December 31, 2013, 2012 and 2011, accrued and unpaid dividends are $1.3 million, $0.3 million and $1.2 million, respectively.

For the years ended December 31, 2013, 2012, and 2011, the Company recognized $1.0 million, $1.0 million and $1.0 million, respectively, of interest expense in the accompanying consolidated statements of operations on the Series B redeemable preferred stock.

Series A Convertible Preferred Stock

In September 2010, the Company issued 48,689,555 shares of its Series A convertible preferred stock for aggregate proceeds of $24.3 million.

There were no dividends declared during the year ended December 31, 2013. For the year ended December 31, 2012, $22.6 million of dividends were declared and paid on the Series A convertible preferred stock. There are no accrued but unpaid dividends on the Series A convertible preferred stock for any periods presented. The Series A convertible preferred stock was recorded at fair value on the date of issuance, net of issuance costs. Shares of the Series A convertible preferred stock are not currently redeemable. The Series A convertible preferred stock is classified outside of stockholders’ (deficit) equity because, in the event of certain “liquidation events” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets), the shares would become redeemable at the option of the holders. The Company has not adjusted the carrying values of the Series A convertible preferred stock to its deemed liquidation values since a liquidation event was not probable as of any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

The various rights, preferences, and privileges of the Series A convertible preferred stock are as follows:

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the corporation, each holder of Series B redeemable preferred stock shall be entitled to payment of the Series B redemption price for such shares of Series B redeemable preferred stock before any distribution or payment is made on any shares of common stock or Series A convertible preferred stock. If the corporation does not have sufficient assets to redeem the Series B redeemable preferred stock, then the entire assets available for distribution shall be distributed pro rata among the holders of the Series B redeemable preferred shares.

Once payment is made to the holders of the Series B redeemable preferred stock, the holders of the Series A convertible preferred stock are entitled to be paid an amount in cash equal to the higher of either (i) the aggregate liquidation preference of $0.50 per share plus all declared and unpaid dividends on all shares of Series A convertible preferred stock held by such holder before any distribution or payment is made upon any shares of common stock or (ii) such holder’s pro rata amount of any assets of the corporation available for distribution assuming that immediately prior to such liquidation event each share of Series A convertible preferred stock then outstanding had been converted into the number of shares of common stock issuable upon conversion of shares of Series A convertible preferred stock. If upon any such liquidation event, the corporation’s assets are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid, then the entire assets available for distribution to the corporation’s stockholders shall be distributed pro rata among the holders of the Series A convertible preferred stock based upon the aggregate liquidation preference plus all declared and unpaid dividends on the shares of Series A convertible preferred stock held by each such holder.

A liquidation event is defined as any acquisition of the corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction) or a sale of all or substantially all of the assets of the corporation.

Conversion Rights

At any time and from time to time (including upon or in connection with a liquidation event), any holder of shares of Series A convertible preferred stock may convert all or any portion of the Series A convertible preferred stock held by such holder into a number of shares of common stock computed by multiplying the number of shares of Series A convertible preferred stock to be converted by the liquidation value of $0.50 per share, plus any declared but unpaid dividends) and dividing the result by the original conversion price of $0.50 per share. The conversion price per share for Series A convertible preferred stock shall be adjusted for certain recapitalizations, splits, combinations, common stock dividends, or similar events. At the current conversion prices, each share of Series A convertible preferred stock will convert on a one-for-one basis into common stock.

Each share of convertible preferred stock shall automatically be converted into shares of common stock at the then-effective conversion price upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A convertible preferred stock.

Voting Rights

Each share of Series A convertible preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible. Certain holders of the Series A convertible preferred stock, voting together as a single class on an as-if-converted basis, have the right to elect three directors. Certain holders of the common stock, voting together as a single class, have the right to elect two directors.

Dividend Rights

No dividends or other distributions shall be declared by the board of directors at any time while any shares of Series B redeemable preferred stock are outstanding unless the 8.0% cumulative dividends on the Series B Original Issue Price of $12.425371 per share have been paid to the holders of the Series B redeemable preferred stock.

As and when dividends are declared or paid with respect to the Series A convertible preferred stock, the holders of the Series A convertible preferred stock shall be entitled to participate in such dividends ratably on a per-share basis with respect to the shares of Series A convertible preferred stock. Dividends are payable only when and if declared by the board of directors.

No dividends or other distributions shall be declared by the board of directors on any shares of common stock at any time any shares of Series A convertible preferred stock are outstanding unless, a pro rata amount, on an as-converted basis, has been paid or declared and set apart for payment on the shares of Series A convertible preferred stock.

Redemption Rights

The Series A convertible preferred stock is not mandatorily redeemable except in the event of certain liquidation events. If a deemed liquidation event were to become probable to occur, the Company would need to reassess the ASC 480 definition of being a mandatorily redeemable financial instrument as redemption would become “an event certain to occur.”

As described in Note 18 - Subsequent Events, on January 15, 2014, all of the issued and outstanding Series A convertible preferred stock were cancelled and converted into shares of Parametric common stock, pursuant to terms of the merger agreement.

10.	Common Stock

Shares Reserved for Issuance

Shares of common stock reserved for future issuance, on an as-converted basis, are as follows:

	As of December 31,
	2013	2012	2011

Shares reserved for future issuance under the equity incentive plan	3,996,793	4,543,324	3,814,846
Outstanding stock options	11,003,207	10,456,676	3,241,611

Conversion of Series A convertible preferred stock	48,689,555	48,689,555	48,689,555

	63,689,555	63,689,555	55,746,012

Dividends

Dividends on common stock declared and paid by the Company’s board of directors were $16.4 million for the year ended December 31, 2012 on common stock. There were no other dividends declared or paid by the board of directors for any other periods.

11.	Stock-Based Compensation

The Company recognized stock-based compensation for employees and non-employees in connection with the 2011 Equity Incentive Plan (the “2011 Plan”) in the accompanying consolidated statements of operations as follows:

	For the Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cost of revenue	$60	$60	$19

Selling and marketing	343	281	132

Product development	342	121	77

General and administrative	1,818	523	3,521

Total stock-based compensation	$2,563	$985	$3,749

Determination of Fair Value

	For the Year Ended December 31,
	2013	2012	2011
Expected term (in years)	6.0	6.0	6.0
Risk-free interest rate	1.0%-1.1%	0.8%-1.1%	1.5%-2.4%

Expected volatility	50.4%-50.5%	50.5%-51.1%	51.2%-52.4%
Dividend rate	0%	0%	0%

The estimated grant date fair value of stock-based awards granted was calculated based on the assumptions discussed below:

The fair value of each grant of the stock options was determined by the Company’s board of directors using the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair value of common stock – Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, valuations of comparable companies, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook.

Expected Term – The expected term represents the period that its stock-based awards are expected to be outstanding. The Company estimates the expected term for its equity incentive grants based on a study of several unrelated public peer companies within the Company’s industry that the Company considers to be comparable to its business and the historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

Risk-Free Interest Rate – The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Volatility – Since the Company does not have a trading history for its common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within the Company’s industry that are considered to be comparable to the Company’s business over a period equivalent to the expected term of the stock option grants.

Dividend Rate – The expected dividend was assumed to be zero based on the fact that the Company’s credit agreement prohibits the payment of dividends. A zero dividend yield is used to compute stock option fair value.

The Company estimates its forfeiture rate based on an analysis of actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from any forfeiture rate adjustment would be recognized in the period of adjustment and if the actual number of future forfeitures differs from estimates, the Company might be required to record adjustments to stock-based compensation expense.

2011 Plan

In January 2011, the Company adopted the 2011 Plan that covers certain employees, consultants and directors of the Company who are entitled to stock options and restricted stock, as applicable, pursuant to the provisions of respective award agreements. The 2011 Plan is shareholder-approved, which, as amended, permits the granting of nonqualified stock options and restricted stock to the Company’s Participants of up to 15,000,000 shares.

Stock options are time-based and exercisable within ten years of the date of grant, but only to the extent they have vested. The options generally vest as specified in the option agreements or upon a change in control of the Company, subject to continued employment with the Company. In the event participants in the 2011 Plan cease to be employed or engaged by the Company, then all of the options would be forfeited if they are not exercised within 90 days.

The following table summarizes stock option activity for the years ended December 31, 2013, 2012, and 2011:

		Options Outstanding
	Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
				(In years)
Outstanding - December 31, 2010	—	—	$—	—	$—
Authorized option pool under 2011 Equity Incentive Plan	7,056,457
Granted	(5,975,982)	5,975,982	0.50
Forfeited	2,734,371	(2,734,371)	0.50

Outstanding - December 31, 2011	3,814,846	3,241,611	0.50	9.17	4,149,262
Additional options authorized	7,943,543
Granted	(7,656,094)	7,656,094	2.03
Forfeited	441,029	(441,029)	0.50

Outstanding - December 31, 2012	4,543,324	10,456,676	1.62	9.29	5,842,409
Granted	(1,175,000)	1,175,000	2.01
Forfeited	628,469	(628,469)	0.97

Outstanding - December 31, 2013	3,996,793	11,003,207	1.70	8.66	167,154

Vested and expected to vest - December 31, 2012		10,456,676	$1.62	9.29	$5,842,409

Exercisable - December 31, 2012		1,320,169	$0.50	8.14	$2,214,695

Vested and expected to vest - December 31, 2013		11,003,207	$1.70	8.66	$167,154

Exercisable - December 31, 2013		4,250,527	$1.38	8.03	$1,429,144

The weighted-average grant-date fair value of options granted to employees for years ended December 31, 2013, 2012 and 2011 was $1.16, $1.02 and $0.46 per share, respectively. The aggregate fair value of stock options which vested for the years ended December 31, 2013, 2012 and 2011 was $2.8 million, $0.5 million and $0.4 million, respectively. None of the Company’s stock options have been exercised.

The income tax benefit related to share-based compensation expense was $0.9 million, $0.4 million and $1.4 million for December 31, 2013, 2012, and 2011, respectively. As of December 31, 2013, the Company has stock-based compensation of $6.7 million related to unvested stock options, net of estimated forfeitures that the Company expects to recognize over a weighted-average period of 2.4 years.

The following table summarizes additional information regarding outstanding and exercisable options under the 2011 Plan as of December 31, 2013:

	Options Outstanding			Options Exercisable
Exercise prices	Number of Shares Underlying Outstanding Options	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price per Share	Number of Shares Underlying Vested Options	Weighted- Average Exercise Price Per Share
		(In years)
$0.50	2,348,524	7.62	$0.50	1,792,816	$0.50
$2.01	7,905,448	8.77	$2.01	2,103,265	$2.01
$2.16	749,235	7.73	$2.16	354,446	$2.16

	11,003,207			4,250,527

Restricted Stock

During the year ended December 31, 2011, the board of directors issued 2,822,582 shares of restricted common stock to one of the directors of VTB, in the capacity of consultant director at a fair value of $1.21 per share. Restricted stock was valued with a price equal to the estimated fair value of the Company’s common stock at the date of grant.

This restricted stock vested immediately upon its issuance but was subject to repurchase rights of the Company and the Company recognized stock-based compensation of $3.4 million for the year ended December 31, 2011.

Parametric Merger

As described in Note 18 - Subsequent Events, as a result of the Merger on January 15, 2014 the exercise price of options outstanding under the Company’s plans was increased and the number of stock options and restricted stock shares outstanding were decreased pursuant to a formula specified by the Merger agreement.

12.	2011 Phantom Equity Appreciation Plan

In November 2011, the Company adopted a 2011 Phantom Equity Appreciation Plan that covers certain employees, consultants, and directors (“Participants”) of the Company who are entitled to phantom units, as applicable, pursuant to the provisions of respective award agreements. This Phantom Equity Appreciation Plan is shareholder-approved, which, as amended, permits the granting of phantom units to the Company’s Participants of up to 1,500,000 units.

Under the plan, eligible participants are granted a plan unit at an exercise price which vests over a period of time, generally four years. Upon a change in control, meaning any event that constitutes a qualifying liquidation event, the participant will earn and be paid a cash bonus for the vested plan units that is equal to the difference between the exercise price of the plan on the date of grant and the fair market value of the plan unit on the date of the change in control event. The amount of the cash bonus payment may be reduced for the amount of required employee payroll withholding tax. If Participants incur a termination of service for any reason (excluding a termination for cause), (i) the Participants unvested phantom units shall immediately terminate and be cancelled for no consideration and (ii) the Participants’ vested phantom units shall remain outstanding until a change of control. If Participants are terminated for cause, the Participants shall forfeit their entire award, including all vested and unvested phantom units.

As December 31, 2013 and 2012, 1,255,280, and 1,389,702 Phantom units at a weighted-average exercise price of $0.89 and $0.93 have been granted and are outstanding, respectively. No phantom units were granted for the year ended December 31, 2011.

As of December 31, 2013 compensation expense related to the Phantom Equity Appreciation Plan units remained unrecognized because as of those dates the Company did not believe the change in control event was probable of occurring. If the change in control had occurred on December 31, 2013 or December 31, 2012, the Company would have recognized $1.0 million and $0.5 million of compensation expense for the vested phantom units based on the fair value of the Company’s common stock as determined by the board of directors of $1.72 per share and $2.18 per share as of December 31, 2013 and December 31, 2012, respectively.

13.	Net (Loss) Income per Share of Common Stock

The following table sets forth the computation of basic and diluted net (loss) income per share of common stock attributable to common stockholders:

	For the Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share data)
Numerator:
Basic and diluted:
Net (Loss) Income	$(6,163)	$26,460	$21,554
Noncumulative dividends on Series A convertible preferred stock	—	(22,627)	—
Undistributed earnings allocated to Series A convertible preferred stock	—	(2,222)	(12,699)

Net (loss) income attributable to common stockholders, basic and diluted	$(6,163)	$1,611	$8,855

Basic:
Weighted-average shares used in computing net (loss) income per share attributable to common stockholders, basic	35,282	35,282	33,952

Diluted:
Weighted-average shared used in computing net (loss) income per share attributable to common stockholders, basic	35,282	35,282	33,952
Added weighted-average effect of dilutive securities	—	983	972

Weighted-average shared used in computing net (loss) income per share attributable to common stockholders, diluted	35,282	36,265	34,924

Net (loss) income per share attributable to common Stockholders:
Basic	$(0.17)	$0.05	$0.26

Diluted	$(0.17)	$0.04	$0.25

The following weighted-average shares of common stock equivalents were excluded from the computation of diluted net (loss) income per share of common stock for the periods presented because including them would have been antidilutive (in thousands).

	Year Ended	Year Ended	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011

Stock options to purchase common stock	8,475	2,779	265

14.	Income Taxes

The geographical breakdown of (loss) income before the provision for income taxes is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Domestic	$(6,026)	$39,626	$35,336
Foreign	953	842	—

(Loss) Income before provision for income taxes	$(5,073)	$40,468	$35,336

The components of the provision for income taxes are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Current:
Federal	$(2,456)	$13,660	$13,752
State	54	1,510	1,418
Foreign	233	436	—

Total current	(2,169)	15,606	15,170

Deferred:
Federal	3,574	(1,148)	(1,358)
State	190	(120)	(30)
Foreign	(505)	(330)	—

Total deferred	3,259	(1,598)	(1,388)

Total provision for income taxes	$1,090	$14,008	$13,782

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
U.S. federal taxes at statutory tax rate	$(1,776)	$14,024	$12,368
State taxes, net of federal benefit	158	904	902
Foreign tax rate differential	(282)	(49)	—
Gain on bargain purchase	—	(804)	—
Acquisition Costs	865	—	—
Interest on Series B preferred stock	353	—	—
Change in management position	1,177	—	—
Permanent and other	595	(67)	512

Provision for income taxes	$1,090	$14,008	$13,782

	Years Ended December 31,
	2013	2012
	(In thousands)
Deferred tax assets, current	$2,214	$4,452
Deferred tax assets, non-current	1,952	2,266
Deferred tax liabilities, non-current	(1,976)	(1,174)

Total net deferred tax assets	$2,190	$5,544

	Years Ended December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Allowance for doubtful accounts	$82	$84
Inventory	757	1,093
Compensation accrual	1,384	2,830
Accruals and other	1,943	3,204

Deferred tax assets	4,166	7,211

Deferred tax liabilities:
Property and equipment	(838)	(493)
Intangible assets	(1,138)	(1,174)

Deferred tax liabilities	(1,976)	(1,667)

Net deferred tax assets	$2,190	$5,544

As of December 31, 2013, 2012 and 2011, the Company did not have any net operating loss carry forwards from prior years.

The Company intends to indefinitely reinvest earnings from its foreign subsidiary and, accordingly, no related provision for U.S. federal and state income taxes has been provided on such earnings. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes in the various countries. At December 31, 2013, the undistributed earnings approximated $2.9 million. The determination of the future tax consequences of the remittance of these earnings is not practicable.

Uncertain Tax Positions

The following is a reconciliation of the beginning and ending amount of total gross unrecognized tax benefit liabilities:

	Years Ended December 31,
	2013	2012
	(In thousands)
Gross unrecognized tax benefit - beginning balance	$1,468	$1,069
Increases related to tax positions taken during current year	—	399

Gross unrecognized tax benefit - ending balance	$1,468	$1,468

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the income tax provision. As of December 31, 2013, the Company had $1.5 million of uncertain tax positions of which $1.0 million represent the amount that, if recognized, would impact the effective income tax rate in future periods. While it is often difficult to predict the final outcome of any particular uncertain tax position, the Company does not believe that the amount of unrecognized tax benefits will change significantly in the next twelve months. Interest and penalty accrued for the periods presented were approximately $0.5 million.

The Company files income tax returns in the U.S. federal, various states and foreign tax jurisdictions. The Company is subject to U.S. federal income tax examination for the 2010 through 2013 tax years. Additionally, the Company is subject to various state income tax examinations for the 2009 through 2013 tax years.

15.	Defined Contribution Plans

VTB maintains a defined contribution 401(k) profit sharing plan (the “Plan”) for all employees who are over the age of 21. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company may make contributions to the Plan on a discretionary basis that vest to the participants ratably over a six-year graded vesting schedule, beginning with the second year of participation. The Company made an employer match to the Plan which was insignificant for the years ended December 31, 2013 and 2012 and 2011.

TB Europe operates a defined contribution pension plan and the pension charge represents the amounts payable by the Company to the fund in respect of the year. The assets of the plan are held separately from those of TB Europe in an independently administered fund. Pension costs for the years ended December 31, 2013 and 2012 were insignificant.

16.	Geographical Information

The following table represents total net revenues based on where customers are physically located:

	Year Ended	Year Ended	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
	(In thousands)
United States	$124,285	$146,365	$131,115
Europe	44,055	50,874	27,900
Other	10,130	9,897	7,106

Total revenues	$178,470	$207,136	$166,121

Revenues earned in the United Kingdom comprised $29.0 million and $27.1 million for the years ended December 31, 2013, and 2012, respectively. No other country outside of the United States comprised 10% or greater of total revenues for the years ended December 31, 2013, 2012 and 2011.

Property and equipment, net by location are summarized as follows:

	As of December 31,	As of December 31,
	2013	2012
	(In thousands)
United States	$7,276	$5,006
China	—	657
United Kingdom	93	69

Total property and equipment, net	$7,369	$5,732

17.	Related Party

For the years ended December 31, 2013 and 2012 the Company incurred consulting fees of $0.2 million and $0.3 million, respectively towards professional services provided by one of its shareholders.

Subordinated Notes

On August 30, 2013, VTBH issued $10.0 million of subordinated notes (the “August Notes”) to Juergen Stark, VTBH’s chief executive officer, Ronald Doornink, a director of VTBH, and SG VTB Holdings, LLC (“SG VTB”), VTBH’s largest shareholder. The August Notes bear interest at a rate of (i) 10% per annum for the first year and (ii) 20% per annum for all periods thereafter, with interest accruing and being added to the principal amount of the August Notes quarterly. Principal and interest on the August Notes are due upon maturity of the August Notes, which shall occur on the one year anniversary of the later of (i) the term loan maturity date under VTBH’s Loan and Security Agreement or (ii) the revolving line of credit termination date thereunder. The proceeds from the August Notes were used to repay an equivalent portion of VTBH’s outstanding term loans.

In connection with the Third Amendment of VTBH’s Loan and Security Agreement, on January 15, 2014 VTBH issued an additional $7.0 million subordinated note (the “January Note”) to SG VTB, the proceeds of which were applied against the outstanding balance of the term loan under the Loan and Security Agreement. The January Note bears interest at a rate of (i) 10% per annum until December 31, 2014 (which is the maturity date of the January Note) and (ii) 20% per annum for all periods thereafter, with interest accruing and being added to the principal amount of the January Note quarterly. The other terms of the January Note are substantially similar to the terms of the August Notes.

18.	Subsequent Events

Merger Agreement

On January 15, 2014 (the “Closing Date”), VTBH and Parametric completed the merger (the “Merger”) of Merger Sub with and into VTBH in accordance with the terms and conditions of the Merger Agreement. As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of Parametric and a publicly traded Company NASDAQ: (PAMT).

In connection with the Merger, Parametric issued to the former holders of VTBH common stock and Series A Preferred Stock an aggregate of 30,227,100 shares of Parametric common stock, par value $0.001 per share (“Parametric Common Stock”). The number of shares of Parametric Common Stock issued was computed in accordance with a formula specified in the Merger Agreement using an exchange ratio of 0.35997 shares of Parametric Common Stock for every one share of VTBH common stock or Series A Preferred Stock. In addition, in accordance with the terms of the Merger Agreement, all outstanding options to purchase shares of VTBH common stock were converted into options to purchase shares of Parametric Common Stock and were assumed by Parametric. These newly issued shares of Parametric Common Stock, together with the converted options, represented approximately 80% of the total issued and outstanding shares of Parametric Common Stock, on a fully-diluted basis, as of the Closing Date.

For accounting purposes, the Merger was treated as a “reverse acquisition” and VTBH was considered the accounting acquirer. Accordingly, VTBH’s historical results of operations will replace Parametric’s historical results of operations for all periods prior to the Merger, and for all periods following the Merger, the results of operations of both companies will be included in Parametric’s financial statements.

Loan Amendments

On January 15, 2014 the Company entered into a third amendment with its lender to among other things: (a) permit the Company to incur an additional $7 million of subordinated debt; (b) change the term loan maturity to February 28, 2014; (c) change the revolving credit maturity to September 27, 2014; (d) reduce the revolving loan commitment to $35 million on and after March 1, 2014; (e) increase the applicable libor and base rate interest margins, and (f) modify certain financial covenants (see Note 7 – Long-Term Debt), (g) reduce the swing loan commitment amount to $2.5 million, and (h) increase eligible amount outstanding to $25 million for annual clean down requirement of revolving line of credit and swing loan.

On March 13, 2014, the “Company entered into a Fourth Amendment with its lenders, to among other things, (a) increase the maximum principal amount of the lenders’ revolving loan commitment between February 28, 2014 and April 15, 2014 from $35 million to approximately $39 million, then reverting back to $35 million after April 15, 2014; (b) provide that the Borrowers, on or prior to April 15, 2014, will reduce its revolving loans outstanding to the lesser of $35 million or the Company’s borrowing base (calculated in accordance with the terms of the Credit Agreement) as of such date, (c) waive the Company’s obligation to deliver certain certificates regarding the its liquidity and borrowing base for the fiscal month ended February 28, 2014, and to specify the delivery date of certain March certificates during March 2014 and April 2014, (d) eliminate a requirement that the Borrowers reduce the aggregate dollar amount of revolving loans and swing loans outstanding under the Credit Agreement to an amount no greater than $25 million for a thirty consecutive day period during the first fiscal quarter of each fiscal year, and (e) eliminate the lenders’ obligation to make additional revolving loan commitments after February 28, 2014, in each case, effective as of February 28, 2014. In addition, PNC Bank, N.A. and the other lenders will receive an agreed upon fee in connection with the Amendment.

In connection with the Amendment, SG Growth Partners I LP, a Delaware limited partnership (“SG Growth Partners”), has agreed to purchase from the Borrowers, and the Borrowers have agreed to issue to SG Growth Partners, subordinated notes in an amount (up to an aggregate of $10 million) equal to the amount by which the aggregate dollar amount of revolving loans outstanding under the Credit Agreement exceeds, or the Company’s liquidity capacity is less than, certain agreed upon amounts on specified dates beginning April 4, 2014, with the proceeds of such issuances required to be applied to reduce the amount of revolving loans outstanding under the Credit Agreement. SG Growth Partners is the sole member of SG VTB Holdings, LLC (“SG VTB”), the Company’s largest shareholder. Under the terms of the Amendment, the terms of any subordinated notes issued to SG Growth Partners will be substantially similar to the terms of the subordinated note issued to SG VTB by Turtle Beach in connection with the third amendment to the Credit Agreement.

Monthly Closing Dates

As disclosed in Note 1 Basis of Presentation, for 2013 and prior years, the Company historically recorded its results on a four-four-five week basis such that its fiscal quarters end on the last Saturday of each calendar quarter. Effective January 31, 2014 VTBH began closing its books on a calendar month and quarter basis.

19.	Quarterly Results of Operations (unaudited)

The following table sets forth a summary of the Company’s consolidated unaudited quarterly results of operations for the years ended December 31, 2013, and 2012, in thousands of dollars.

	Quarters (unaudited)
	First	Second	Third	Fourth	YTD

Net revenue:
2013	$29,533	$24,520	$38,299	$86,118	$178,470
2012	$22,939	$29,524	$44,636	$110,037	$207,136

Cost of revenue:
2013	$20,908	$18,198	$29,653	$59,382	$128.141
2012	$15,794	$20,005	$27,090	$69,906	$132,795

Income (loss) from continuing operations:
2013	$(338)	$(5,755)	$(3,301)	$10,992	$1,598
2012	$2,659	$5,017	$9,443	$25,791	$42,910

Net (loss) income:
2013	$(2,304)	$(3,338)	$(1,402)	$881	$(6,163)
2012	$917	$3,185	$5,188	$17,170	$26,460